PROSPECTUS                                  This filing is made pursuant to
Dated March 26, 1999                        rule 424(b)(1)under the Securities
                                            Act in connection with Registration
                                            No. 333-75227




                           MAXWELL TECHNOLOGIES, INC.

                         419,868 SHARES OF COMMON STOCK

                           ---------------------------

        The 419,868 shares (the "Shares") of Common Stock, par value $.10 per share ("Common Stock"), of Maxwell Technologies, Inc. ("Maxwell" or the "Company") offered hereby are to be sold by the persons named herein under "Selling Stockholders."

        The Common Stock is traded on the Nasdaq National Market under the symbol "MXWL." On March 25, 1999, the reported closing price of the Common Stock on the Nasdaq National Market was $22.625 per share.

        Holders of the Shares may resell the Shares from time to time in transactions on the Nasdaq National Market, and may sell the Shares through a broker or brokers or in the over-the-counter market at prices prevailing on such exchange or over-the-counter market, as appropriate, at the times of such sales. The Selling Stockholders may also make private sales directly or through such broker or brokers or sell the Shares in negotiated transactions. See "Plan of Distribution." Sales of the Shares may be effected by selling such securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the sellers thereof. Such sellers and any broker-dealer who acts in connection with the sales of Shares may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and profit on any resale of the Shares might be deemed to be underwriting discounts and commissions under the Securities Act.

        None of the proceeds from the sale of the Shares will be received by the Company. The Company has agreed to bear all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the Shares being registered hereby. See "Plan of Distribution."

                           ---------------------------

                  THIS OFFERING INVOLVES A HIGH DEGREE OF RISK.
                 SEE "RISK FACTORS" BEGINNING ON PAGE 5 HEREOF.

                           ---------------------------

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                           ---------------------------

                  THE DATE OF THIS PROSPECTUS IS MARCH 26, 1999

                           ---------------------------


NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OTHER PERSON. ALL INFORMATION CONTAINED IN THIS PROSPECTUS IS AS OF THE DATE OF THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR IN THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES COVERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE.

                                TABLE OF CONTENTS


                                                                        Page
                                                                        ----
AVAILABLE INFORMATION..................................................  2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................  3

THE COMPANY............................................................  4

RISK FACTORS...........................................................  5

USE OF PROCEEDS........................................................  16

PRINCIPAL AND SELLING STOCKHOLDERS.....................................  16

PLAN OF DISTRIBUTION...................................................  18

DESCRIPTION OF CAPITAL STOCK...........................................  20

LEGAL MATTERS..........................................................  21

EXPERTS................................................................  21

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and will also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and at Room 3190, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information concerning the Company are also available for inspection at the offices of The Nasdaq Stock Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006. In addition the Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

        The Company has filed with the Commission a registration statement on Form S-3 (together with all exhibits, schedules, amendments, and supplements thereto, the "Registration Statement") (Registration No. 333-75227) under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Common Stock offered by this Prospectus. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement (certain parts of which have been omitted in accordance with the rules and regulations of the Commission). For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by reference to such exhibit. The Registration Statement may be inspected and copied at the public reference facilities at the Commission's offices at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and will also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and at Room 3190, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of all or any part thereof may be obtained from such office upon payment of prescribed fees.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents which have been filed with the Commission by the Company are hereby incorporated by reference in this Prospectus.

        (1) Annual Report on Form 10-K for the fiscal year ended July 31, 1998.

        (2) Quarterly Report on Form 10-Q for the quarter ended October 31,
1998.

        (3) Quarterly Report on Form 10-Q for the quarter ended January 31,
1999.

        (4) Description of the Company's Rights contained in the Registration Statement on Form 8-A dated June 30, 1989.

        (5) Current Report on Form 8-K filed November 13, 1998.

        (6) Definitive Proxy Statement, filed on December 11, 1998, for the 1999 Annual Meeting of Stockholders.

        (7) Current Report on Form 8-K filed February 12, 1999.

        All documents and reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock made hereby shall be deemed to be incorporated by reference in this Prospectus and shall be a part hereof from the date of filing of such reports and documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request. Copies of this Prospectus, as amended or supplemented from time-to-time, and any other documents (or parts of documents) that constitute part of this Prospectus under
Section 10(a) of the Securities Act will also be provided without charge to each such person, upon written or oral request. Requests should be directed to Maxwell Technologies, Inc., 9275 Sky Park Court, San Diego, California 92123,
Attention: Corporate Secretary; telephone number (619) 279- 5100.

                                   THE COMPANY

        The Company is a worldwide leader in pulsed power technologies, the storage of electrical energy and delivery of power in brief controlled bursts. The Company has leveraged its technical expertise, gained from over 30 years of experience performing research and development primarily for the United States Department of Defense, to develop a portfolio of pulsed power based commercial products. These products address a range of markets and applications and include ultracapacitors for advanced electrical energy storage and power delivery, purification systems for water treatment and the sterilization of medical and pharmaceutical products and electromagnetic interference ("EMI") filter capacitors for implantable medical devices. In addition to pulsed power based products, the Company offers industrial computers and subsystems which are sold to OEMs in the computer telephony, medical, manufacturing automation and other markets. Government funded research and development projects continue to be an important element of the Company's business, serving as an incubator for technological innovations and a resource of scientific and engineering expertise.

        In December 1998, the Company acquired KD Components, Inc. KD Components designs, manufacturers and provides high reliability ceramic capacitors, primarily for high voltage uses. In order to acquire KD Components, the Company issued 144,566 shares of Common Stock to the KD Components Stockholders. In January 1999, the Company acquired Space Electronics Inc. SEI designs, manufactures and provides electronic components and related services for space and other high-reliability applications. In order to acquire SEI, the Company issued 681,234 shares of Common Stock to SEI's Stockholders and Option Holders.

        PowerCache(TM), PureBright(R), CoolPure(R) and JAMIS(R) are trademarks of the Company. All other trademarks or tradenames referred to or incorporated by reference in this Prospectus are the property of their respective owners.

        The Company's executive offices are located at 9275 Sky Park Court, San Diego, California 92123. Its telephone number is (619) 279-5100.

                                  RISK FACTORS

        Prospective investors should consider carefully, in addition to other information contained in this Prospectus, the following factors before purchasing the shares offered hereby.

        DEVELOPMENT AND MARKETING OF NEW AND EXISTING PRODUCTS

        Many of our products are in the development stage and are alternatives to existing products or are new technologies that provide capabilities that do not presently exist in the marketplace. Our success depends on overcoming the technical, financial and other risks involved in introducing new products and technologies. Our success in this regard depends on a number of factors, including:

        o our ability to identify and develop a market for our new products and technologies;

        o       our ability to improve our existing products and technologies;

        o our ability to accurately anticipate market demand for our products and technologies; and

        o our ability to demonstrate that our products' have technological and/or economic advantages over the products of our competitors.

If we cannot successfully address any of these factors, it could have a material adverse effect on our business, results of operations and financial condition.

        TRANSITION FROM RELIANCE ON GOVERNMENT AGENCIES TO PRIVATE-SECTOR SALES

        Historically, Maxwell has relied upon various government agencies to fund our research and development, and we have derived a significant portion of our revenues from the government sector. Our business strategy is to now concentrate on developing, manufacturing and marketing our products to the private sector, while maintaining steady revenues from the government sector. Our success in this transition will depend upon a number of objectives, including the following:

        o       developing and manufacturing new products at competitive prices;

        o       gaining customer acceptance for our products and services;

        o expanding of our customer base through our sales and marketing efforts;

        o       increasing our manufacturing capacity; and

        o developing extensions of our existing products and services into new applications.

If we are unable to achieve any of these objectives it could have a material adverse effect on our business, results of operations and financial condition.

        WE RELY EXTENSIVELY ON STRATEGIC RELATIONSHIPS

        We have established and will continue to attempt to establish strategic relationships with corporate partners and United States government agencies to develop our products. These relationships allow us to understand and access new markets, and provide us an opportunity to test our products. If these relationships are not successful or continued, it could have a material adverse effect on our sales and growth. The success of these relationships depends on a number of factors, including:

        o the interest in our products which are still in the development stage;

        o our success in meeting the expectations of our strategic partners; and

        o our partners' success in marketing or willingness to purchase any such products.

        We may not be successful in continuing our relationships with our current strategic partners. In addition, we may not be able to enter into new strategic relationships on commercially reasonable terms or if we do, these relationships may not be successful.

        Although we rely extensively on our strategic relationships, these relationships present several risks to our business, including the following:

        o Our partners may require us to share control over our development, manufacturing and marketing programs, and limit our ability to license our technology to others. In addition, some of our partners require that we transfer certain of our technological rights and restrict our ability to engage in certain areas of product development and marketing;

        o Some of our existing collaborative arrangements permit, and future arrangements may also permit, our strategic partners to use or disclose technology which we jointly develop without paying Maxwell any royalties;

        o We often grant exclusivity rights to our strategic partners as an inducement to the partner to participate in the development of a product or application. Any exclusivity rights granted to strategic partners may inhibit our ability to find a broader market for some of our products. This may have the effect of substantially decreasing our revenues during the exclusivity period; and

        o Our strategic partners may seek to manufacture jointly developed products on their own or obtain these products from third party sources.

        WE DEPEND ON OEM CUSTOMERS AND AS A RESULT INCUR LENGTHY SALES CYCLES

        A substantial portion of our revenues are derived from sales to a relatively small number of original equipment manufacturer customers, better known as "OEMs." The timing and volume of these sales depend upon the sales levels and shipping schedules for the OEM products into which our products are incorporated. We have no control over the shipping date or volumes of products shipped by our OEM customers, or whether any of our OEM customers will continue to ship products that incorporate our products. Therefore, a successful design "win" for one of our components, such as an ultra-capacitor, does not automatically translate into increased sales. If these customers fail to sell a sufficient quantity of products incorporating our components, or if the timing and volume of our sales to these customers fluctuates, it could have a material adverse effect on our business, financial condition and results of operations.

        The OEM's decision process leading to the selection of our products and services is typically lengthy. In addition, before commercial shipments can begin, a significant amount of time is required to design, engineer and obtain product approval. Moreover, although OEM customers sometimes substitute a new and better product into their existing products, market opportunities with respect to any particular OEM customer typically occur at the time the customer is engaged in the design of a new product or a substantial enhancement of an existing product, which typically occur at infrequent intervals. If we fail to maintain continuing awareness of our OEM customers' product development schedules, or if we are unable to provide products or technologies at the time our OEM customers are developing their products, we will miss a market opportunity that may not reappear for a substantial period of time.

        OUR SUCCESS COULD BE ADVERSELY AFFECTED BY OUR ACQUISITION STRATEGY

        As part of our business strategy, we regularly review possible acquisitions of complementary companies, technologies or products, and periodically engage in discussions regarding such possible acquisitions. During fiscal 1999, Maxwell has acquired three businesses with strategic importance to different areas of our operations. The businesses we acquired are geographically dispersed, with one located in California, one in Nevada and the other in Germany. We completed four acquisitions in fiscal 1998. Our acquisition strategy involves a number of risks, including the following:

        o incorrectly valuing the commercial potential of new technologies owned by target companies;

        o difficulty in integrating the operations, products, personnel and cultures of the companies we acquire;

        o       ineffectively managing geographically disperse operations;

        o diverting management's attention from our day-to-day business operations;

        o entering markets in which we have limited or no direct experience; and

        o       losing key employees of the companies we acquire.

        In addition, similar to the charges that were taken in connection with two of the acquisitions we completed in fiscal 1998, any future acquisition may result in dilutive issuances of equity securities; the incurrence of debt; a decrease in our cash balances; amortization expenses related to goodwill and other intangible assets; and other charges to operating results, including acquired in-process research and development. These events could have a material adverse effect on our business, results of operations and financial condition. Moreover, there can be no assurance that any equity or debt financings proposed in connection with any acquisition will be available to us on acceptable terms or at all, when, and if, we find a suitable company, technology or product to acquire. We cannot assure that any acquisition we complete will result in long-term benefits to Maxwell or our stockholders or that our management will be able to effectively manage the resulting business.

        WE HAVE INCURRED LOSSES HISTORICALLY AND IN THE EVENT OF FUTURE LOSSES, THE PRICE OF OUR COMMON STOCK WILL FLUCTUATE

        We have incurred net losses in three of our past five fiscal years. In the future, we may experience significant fluctuations in our revenues and we may incur net losses from period to period as a result of a number of factors, including the following:

        o the volume and timing of orders and the level of the demand for our products;

        o       our ability to fill orders on a timely basis;

        o the prices at which we sell our products and services as compared to the prices of our competitors;

        o       the timing of our product introductions or of our competitors;

        o       the profit margins on our mix of product sales;

        o the obsolescence of our products resulting from new product introductions or changes in customer demand;

        o       the structure and timing of new strategic relationships;

        o the cancellation or suspension by the United States government of its programs and contracts with us; and

        o the dilution, debt, expenses, and/or charges we incur as part of our acquisition strategy.

        We anticipate that, in order to increase our market share, we may sell our products and services at profit margins below those we ultimately expect to achieve and/or significantly reduce the prices of our products and services in a particular quarter or quarters. This could have a material adverse effect on our business, results of operations and financial condition for such periods. The impact of the foregoing may cause our operating results to be below the expectations of public market analysts and investors. In such event, the price of our common stock would likely fluctuate.

        WE MAY EXPERIENCE DIFFICULTIES IN OUR MANUFACTURING PROCESS

        As described in more detail below, we may experience difficulties in (1) manufacturing our products in increased quantities, (2) outsourcing the manufacturing of our products, and (3) customizing our manufacturing process. These difficulties could have a material adverse effect on Maxwell's business, financial condition and results of operations.

        Manufacturing Increased Quantities. We have limited experience in manufacturing our products in high volume. It may be difficult for us to increase the quantity of the new products we manufacture, especially those products that contain new technologies. It may also be difficult for us to solve management, technological, engineering and other problems related to our manufacturing processes. These problems include production yields, quality control and assurance, component supply, and shortages of qualified management and other personnel. In addition, in order to manufacture our products in high volume, we will need to continue to expand our current facilities and/or obtain additional facilities. We may not be successful in expanding our facilities or in obtaining additional facilities.

        Outsourcing. We may elect to have some of our products manufactured by third parties. Outsourcing involves risks with respect to quality assurance, cost and the absence of close engineering support.

        Customized Manufacturing Process. Part of our ultracapacitor manufacturing strategy is to implement a process that will allow customization of our ultracapacitors while retaining the benefits of volume manufacturing and materials procurement. There can be no assurance that such a process can be developed and implemented in time to meet our needs in this regard.

        WE HAVE LIMITED MARKETING AND SALES EXPERIENCE AND OUR STRATEGY DEPENDS ON THIRD PARTIES

        We have limited experience marketing and selling our products. To sell our products, we will need to train our marketing and sales personnel to effectively demonstrate the advantages of our products over the products offered by our competitors. The highly technical nature of the products we offer may limit our ability to retain and attract adequate marketing and sales personnel. Thus, as part of our sales and marketing strategy, we enter into arrangements with distributors and sales representatives and depend upon their efforts to sell our products. If we, or the third parties upon which we depend, are unable to achieve our sales and marketing objectives, it could have a material adverse effect on our business, results of operations and financial condition.

        OUR SUCCESS DEPENDS UPON PROTECTING OUR INTELLECTUAL PROPERTY RIGHTS

        Our success is heavily dependent upon the establishment and maintenance of proprietary technologies. Although we attempt to protect our intellectual property rights through patents, copyrights, trade secrets and other measures, the steps we take to protect our intellectual property rights may not be adequate to prevent misappropriation by third parties. Other issues include:

        o adequately protecting our intellectual property rights under the laws of some foreign countries, which may not protect our rights to the same extent as do the laws of the United States.

        o the possibility that third parties could "reverse engineer" our products in order to determine their method of operation and introduce competing products or develop competing technology independently.

        Any of these issues could have a material adverse effect on our business, results of operations and financial condition.

        As our business has expanded, we have placed an increased emphasis on patents to provide protection for certain of our technologies and products. We believe that our future success depends in part on our ability to maintain our patents, add to them where appropriate, and to develop new products and applications without infringing the patent and other proprietary rights of third parties. The risks in protecting our patents are:

        o any patent which we own may be circumvented or challenged and held unenforceable or invalid.

        o our pending or future patent applications, if any, may not be issued with the protections we seek.

        o there can be no assurance that others will not claim rights in the technology covered by the patents and other proprietary technology owned or licensed by us.

        The invalidity of a patent or determination that Maxwell (or its licensor) does not hold sole rights to the technology covered thereby could have a material adverse effect on our business, results of operations and financial condition, particularly if Maxwell cannot design around others' proprietary rights.

        Competing research and patent activity in many of our product areas is substantial and the markets are large enough that conflicting patent and other proprietary rights claims may result in disputes or litigation. Although we do not believe that any of our products or proprietary rights infringe upon the rights of third parties, there can be no assurance that infringement claims will not be asserted against us in the future. Any such claims, with or without merit, would have negative effects such as:

        o       time-consuming, costly litigation.

        o       product shipment delays

        o we could be required to enter into royalty or licensing agreements.

        o we could be required to pay damages or be enjoined from making, using or selling the infringing product.

        Likewise, there can be no assurance that a third party's product, if infringing on our proprietary rights, may be prevented from doing so without litigation. Any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

        A number of the patents and patent applications which we own or license are subject to "march-in" rights and non-exclusive, royalty-free, confirmatory licenses held by various governmental agencies or other entities. "March-in" rights refer to the right of the United States government or agency thereof to cancel agreements and require a contractor to grant licenses to third parties if the contractor fails to continue to develop the technology related to the agreements. Confirmatory licenses permit the United States government to select vendors other than Maxwell to produce products for the United States government which would otherwise infringe Maxwell's patent rights which are subject to the royalty-free licenses. In addition, the United States government has the right to require Maxwell to grant licenses (including exclusive licenses) under its patents and patent applications or other inventions to a third party if it determines that adequate steps have not been taken to commercialize such inventions or such action is necessary to meet public health or safety needs, is necessary to meet requirements for public use under federal regulations, or such action is necessary because Maxwell has not exercised reasonable efforts to ensure products manufactured pursuant to such invention are manufactured in the United States. For a more detailed description of Maxwell's proprietary technology, see "Business--Patents, Licenses and Trademarks" included in Maxwell's Annual Report on Form 10-K for the fiscal year ended July 31, 1998.

        THERE ARE RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS

        An increasing portion of our revenues are derived from sales to customers located outside of the United States, and in fiscal 1998, we acquired an industrial computer company in the United Kingdom and took the first steps toward opening industrial computer facilities in France and Germany. We expect sales outside of the United States to continue to represent a significant and increasing portion of our future revenues. As a result, our business will continue to be subject to certain risks generally associated with doing business abroad, such as foreign government regulations and export controls, as well as changes in tax laws, tax treaties, tariffs and freight rates. As our international operations continue to grow, more management resources will be required to focus on the operation and expansion of our worldwide business and to manage cultural, language and legal differences inherent in international operations. To the extent that political, economic and other conditions in these countries result in any prolonged work stoppages or in our inability to obtain components or finished products, our business, results of operations and financial condition could be materially adversely affected. Moreover, changes in the mix of income from our foreign subsidiaries, expiration of tax holidays and changes in tax laws and regulations could result in increased tax rates for Maxwell.

        WE FACE SIGNIFICANT COMPETITION

        The markets in which we sell our products are highly competitive, rapidly changing and significantly affected by the cost and pricing of products, by new product introductions and other market activities of industry participants. Our emerging products also compete with established technologies in many markets, including batteries in ultracapacitor products and a number of established methods of treating water and decontaminating food packaging and medical products with respect to our purification systems.

        Many of our competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition, and a larger existing base of customers. In addition, certain competitors have well-established relationships with customers and with our potential customers. Furthermore, as our new products gain acceptance, companies with significantly greater resources than Maxwell could attempt to increase their presence in these markets. In order to be successful in the future, we must produce products that can be competitively priced, and must continue to respond promptly and effectively to the challenges of technological change and its competitors' innovations by continually enhancing its own product offerings. Our products may not continue to compete favorably and we may not be successful in the face of increasing competition from new products and enhancements introduced by existing competitors or new companies entering the markets in which we compete.

        THERE ARE RISKS ASSOCIATED WITH OUR CONTINUING BUSINESS WITH THE UNITED STATES GOVERNMENT

        A significant portion of our revenues, including revenues of the newly-acquired Space Electronics unit, are derived from contracts with the United States government, principally agencies of the United States Department of Defense, and from subcontracts with government suppliers. The reductions in defense budgets in the 1990's has adversely affected our traditional business, particularly in the area of system survivability products and services, such as weapons effects simulation and testing. Several years ago, we experienced significant reductions in this business as the Department of Defense responded to reduced global threats and shrinking defense budgets. We have also experienced increased competition in bidding for new defense programs from contractors seeking to replace their lost government business. In addition, defense spending in general, and the number and size of contracts awarded to us, could be reduced in the future. A significant loss of United States government funding would have a material adverse effect on our business, results of operations and financial condition.

        Our business with the United States government is also subject to various other risks, including the following:

        o       unilateral termination for the convenience of the government;



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

        o reduction or modification in the event of changes in the government's requirements or budgetary constraints;

        o increased or unexpected costs causing losses or reduced profits under fixed-price contracts or unallowable costs under cost-plus contracts;

        o risks of potential disclosure of our confidential information to third parties;

        o the failure or inability of a contractor to perform its obligations under a contract in circumstances where we are the prime contractor or subcontractor; and

        o the failure of the government to exercise options provided for in the contracts and the exercise of march-in rights or confirmatory licenses by the government.

There can be no assurance that our contracts with the Department of Defense and other government agencies will not be terminated, reduced or modified, any of which could have a material adverse effect on our business, results of operations and financial condition.

        OUR SUCCESS DEPENDS ON OUR ABILITY TO OBTAIN A SUBSTANTIAL AMOUNT OF CAPITAL

        We believe that in the future we will need a substantial amount of capital for a number of purposes including the following:

        o       to achieve our long-term strategic objectives;

        o       to maintain and enhance our competitive position;

        o to meet anticipated volume production requirements for several of our product lines, in particular our ultracapacitors and purification systems;

        o       to expanded our manufacturing capabilities and facilities;

        o       to establish viable production alternatives;

        o       to fund our continuing expansion into commercial markets;

        o       to construct and equip additional or existing facilities; or

        o to acquire new or complementary businesses, product lines and technologies.

There can be no assurance that the necessary additional financing will be available to us on acceptable terms or at all. If adequate funds are not available, we may be required to change, delay, reduce or eliminate our planned product commercialization strategy or our anticipated facilities expansion plans and expenditures, which could have a material adverse effect on our business, results of operations and financial condition.

        OUR SUCCESS DEPENDS ON OUR KEY PERSONNEL

        Our future performance depends upon the continued service of our key technical and senior management personnel. Our performance also depends on our ability to identify, hire, train, retain and motivate high quality personnel, especially key manufacturing executives and highly skilled engineers and scientists. The industries in which we compete are characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. Our employees may terminate their employment with Maxwell at any time. Accordingly, there can be no assurance that any of our current key employees will continue to work for Maxwell. Loss of services of key employees could have a material adverse effect on our business, financial condition and results of operations.

        YEAR 2000 PROBLEMS

        A significant percentage of the software that runs most computers relies on two digit date codes to perform a number of computation and decision making functions. As the year 2000 approaches, these computer programs may fail from an inability to interpret data codes properly, misreading "00" for the year 1900 instead of 2000.

        We believe that our major computer systems are Year 2000 compliant or will be brought into compliance on a timely basis, though there can be no assurance in that regard. We may experience problems with our application software programs, including its financial accounting, billing, payroll, manufacturing, and engineering software programs, among others. We have taken steps to bring many of our products which could be impacted by Year 2000 problems into compliance, but no assurance can be given that all of the products that we have previously sold can be brought into compliance or that customers and end users will implement the corrective actions that we have recommended or that such corrective actions will effectively address all problems associated with Year 2000. Additionally, our customers or third-party component suppliers and vendors may also experience business disruptions in connection with the Year 2000 problem. Our business, operating results and financial condition could be materially adversely affected by Year 2000 problems with our own systems and products or if any of our customers or vendors or other third-party entities experience a business disruption as a result of Year 2000 problems.

        WE RELY ON A LIMITED NUMBER OF THIRD PARTY SUPPLIERS

        Our ability to manufacture products depends in part on our ability to secure qualified and adequate sources of materials, components and sub-assemblies at prices which will facilitate cost competitive products. We manufacture most of our products using a large number of components or sub-assemblies, many of which are commercially available industrial parts and the remainder of which are custom-made to our specifications (by us and certain qualified outside manufacturers). Some of our suppliers are currently the sole source of one or more items which we need to manufacture our electromagnetic interference filters and industrial computing products. On occasion, we have experienced difficulty in obtaining timely delivery of power supplies for industrial computers from outside suppliers. This has adversely impacted our delivery time to our customers and in one circumstance we believe such delivery problems were a contributing factor to the loss of certain business from a major customer. There can be no assurance that these and other similar supply problems will not recur. The current sole domestic source of a component of our EMI filter has indicated that it plans to design, build and sell a competing filter in the future. We believe this supplier will continue to sell to Maxwell but, if necessary, we believe that we could replace this supplier with another vendor or with a component manufactured by Maxwell. Although we seek to reduce our dependence on sole and limited source suppliers, the partial or complete loss of these sources could have at least a temporary material adverse effect on our business and results of operations and damage customer relationships due to the complexity of the products supplied and the significant amount of time required to qualify new suppliers.

        WE ARE EXPOSED TO SIGNIFICANT PRODUCT LIABILITY RISKS

        We may be exposed to certain product liability risks. Our EMI filters are components of implantable medical devices and, due to the litigious environment surrounding the medical device industry, may subject us to an increased risk of product liability claims that may involve significant defense costs. Other of our products, such as ultracapacitors and purification systems, may also be used in functions involving significant product liability risks. There can be no assurance that product liability claims will not be asserted against us in the future. Although we maintain product liability insurance with coverage limits we believe to be adequate, there can be no assurance that this coverage will in fact be adequate to protect us against future product liability claims. In addition, product liability insurance is expensive and there can be no assurance that, in the future, product liability insurance will be available to us in amounts or on terms satisfactory to us, if at all. A successful product liability claim or series of claims brought against us could have a material adverse effect on our business, financial condition and results of operations.

        WE ARE SUBJECT TO VARIOUS ENVIRONMENTAL REGULATIONS

        We are subject to a variety of governmental regulations relating to the use, storage, discharge, handling, emission, generation, manufacture and disposal of toxic or other hazardous substances. If we fail to comply with current or future regulations, substantial fines could be imposed against us, our production could be suspended or stopped, or our manufacturing process could be altered. Such regulations could require us to acquire expensive remediation or abatement equipment or to incur substantial expenses to comply with environmental regulations. If we fail to adequately control the use, discharge, disposal or storage of hazardous or toxic substances, we could be subjected to significant liabilities.

        OUR FINANCIAL CONDITION COULD BE AFFECTED BY THE STOCK OPTION PLANS AT OUR SUBSIDIARIES

        Several of our principal operating subsidiaries have, or will have, employee stock option plans which provide for the issuance of options to purchase shares of the subsidiary's common stock. In most cases, we can grant up to 12% or 15% of the outstanding stock of a subsidiary under its stock option plan. Certain key employees of one of our subsidiaries, Maxwell Business Systems, Inc., however, own an aggregate of 20%, and have the right to purchase up to an additional 29%, of that subsidiary's common stock.

        If the options granted under one of our subsidiary's stock option plans is exercised, our ownership interest in that subsidiary will be reduced. This will have the effect of reducing our portion of the net income and dividends that we receive from that subsidiary, as well as reducing the proceeds if we were to sell that subsidiary. Ultimately, we expect that our reported earnings per share will be reduced in future quarters due to the increasing fair value of certain subsidiaries and the dilution created by options granted under our subsidiaries' stock option plans.

        Currently, no established trading market exists for the common stock underlying any of the subsidiary options and such options are not exchangeable for shares of our common stock. We have no plan to offer an exchangeability feature for options to purchase shares of our common stock or otherwise provide liquidity for these subsidiary options, but we could consider such alternatives in the future.

        OUR FINANCIAL CONDITION COULD BE AFFECTED BY POTENTIAL PUBLIC OFFERINGS OF OUR SUBSIDIARIES' STOCK

        Due to our corporate structure of operating through separate subsidiaries, we could engage in future public offerings of the common stock of our subsidiaries, sales of subsidiaries or strategic acquisitions with subsidiary stock if our Board determined that it was in the best interests of the stockholders to pursue that course of action. Certain of these alternatives could adversely effect our business, results of operations and financial condition. For example, any public offering or other sale of a minority portion of a subsidiary's stock would reduce that subsidiary's contribution to our net income and earnings per share.

        IT MAY BE DIFFICULT TO HAVE OUR PRODUCTS APPROVED BY THE FDA

Some of our products are subject to the approval process of the Food and Drug Administration (FDA) because they are used for food storage or in medical devices. These products include our CoolPure and PureBright technologies and the EMI filter. There are many aspects of the FDA approval process that could have a material adverse effect on our business, financial condition and results of operations, including the following:

        o the FDA testing and application process is expensive and lengthy and varies based on the type of product;

        o our products may not ultimately receive FDA approval or clearance which would prevent us from marketing such products;

        o the FDA may restrict a product's intended use as a condition to approving or clearing such product or place conditions on any approval that could restrict the commercial applications of such products;

        o the FDA may require post-marketing testing and surveillance to monitor the effects of products it initially approves;

        o the FDA may withdraw its approval or clearance of any product if compliance with regulatory standards is not maintained or if problems occur following initial marketing; and

        o failure to comply with existing or future regulatory requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the United States government to grant pre-market clearance or pre-market approval for products, withdrawal of marketing clearances or approvals and criminal prosecution.

        OUR LONG-TERM FIXED-PRICE CONTRACTS MAY BE UNPROFITABLE

        A portion of our software business is conducted under a multi-year fixed-price contracts with state and local government agencies. In addition, a portion of our other businesses, primarily those involved in government funded research and systems development, may also enter into long-term fixed-price contracts for large hardware systems or components. If we experience unanticipated delays in program schedules, fail to anticipate costs accurately or encounter problems with important vendors it could adversely affect the profitability of these contracts.

        ANTI-TAKEOVER PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND BYLAWS COULD PREVENT TRANSACTIONS WHICH ARE IN THE BEST INTEREST OF OUR STOCKHOLDERS

        Certain provisions in our Certificate of Incorporation could make it more difficult for a third party to acquire control of Maxwell, even if such change in control would be beneficial to our stockholders. We have a staggered Board of Directors which means that our directors are divided into three classes. The directors in each class are elected to serve three-year terms. Since the three-year terms of each class overlap the terms of the other classes of directors, the entire board of directors cannot be replaced in any one year. Furthermore, our Certificate of Incorporation contains a "fair price provision" intended to require a potential acquirer to obtain the consent of the Board of Directors to any business combination involving Maxwell. Maxwell's certificate of incorporation and bylaws also contain provisions barring stockholder action by written consent and the calling by stockholders of a special meeting. In most instances, changing such provisions would require a super majority vote by the stockholders.

        In addition, we have adopted a rights plan. The rights plan and provisions of our Certificate of Incorporation and Bylaws could delay, deter or prevent a merger, tender offer, or other business combination or change in control involving Maxwell that some, or a majority of, our stockholders might consider to be in their best interests, including offers or attempted takeovers that could result in our stockholders receiving a premium over the market price for their shares of Maxwell common stock.

        OUR COMMON STOCK EXPERIENCES LIMITED TRADING VOLUME AND OUR STOCK PRICE HAS BEEN VOLATILE

        Shares of Maxwell common stock are traded on the Nasdaq National Market. The trading volume of our common stock each day is relatively small. This means that sales or purchases of relatively small blocks of stock can have a significant impact on the price at which the stock is traded. We believe factors such as quarterly fluctuations in financial results, announcements of new technologies impacting our products, announcements by competitors or changes in securities analysts' recommendations may cause the price of our stock to fluctuate, perhaps substantially. These fluctuations, as well as general economic conditions, in the United States and worldwide, such as recessions or higher interest rates, may adversely affect the market price of our common stock.

        FORWARD-LOOKING STATEMENTS

        This Prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially from those described in any forward-looking statements as a result of the

Risk Factors set forth above and the matters set forth elsewhere in this Prospectus generally. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

                                 USE OF PROCEEDS

        All of the shares of Common Stock covered hereby are being offered by the Selling Stockholders. The Company will not receive any proceeds from the sales of Common Stock by the Selling Stockholders.

                       PRINCIPAL AND SELLING STOCKHOLDERS

        The shares of Common Stock to be sold hereunder were issued to the former stockholders of MAP-Micro Ltd., a United Kingdom private limited company ("MAP-Micro"), Tekna Seal, Inc., a Minnesota corporation ("TSI"), Phoenix Power Systems, Inc., a California corporation ("Phoenix Power"), and KD Components, Inc., a Nevada corporation ("KD Components") (collectively, the "Selling Stockholders") in connection with the acquisitions of those companies by Maxwell or its subsidiaries. None of the Selling Stockholders has held any position, office or other material relationship with the Company or any of its affiliates within the past three years other than as a result of (i) his or her beneficial ownership of Shares or (ii) the fact that certain Selling Stockholders were employees of MAP-Micro, TSI, Phoenix Power or KD Components and have become employees of the Company.

        On January 29, 1998 (the "TSI Closing Date"), Maxwell through its wholly owned subsidiary, Maxwell Energy Products, Inc., a California corporation ("MEP") completed the acquisition of TSI, pursuant to the terms of an Agreement and Plan of Reorganization (the "Merger Agreement") dated January 26, 1998, by and among TSI, the stockholders of TSI, MEP and Maxwell. The acquisition was accounted for as a pooling of interests. The Merger Agreement provided for the merger of TSI with and into MEP (the "Merger"). In connection with the Merger, Maxwell delivered to the stockholders of TSI an aggregate of 154,030 shares of Common Stock. Pursuant to the terms of the Registration Rights Agreement dated as of January 29, 1998 (the "TSI Registration Rights Agreement") entered into among Maxwell and certain stockholders of TSI, the Company agreed to file this Registration Statement with respect to the sale of Common Stock by those stockholders who were a party to the TSI Registration Rights Agreement.

        On March 5, 1998 (the "Phoenix Power Closing Date"), Maxwell completed the acquisition of Phoenix Power, pursuant to the terms of the Stock Purchase Agreement (the "Phoenix Purchase Agreement") dated March 1, 1998 by and among the stockholders of Phoenix Power and Maxwell. In connection with the Purchase Agreement, Maxwell delivered to certain stockholders of Phoenix Power an aggregate of 100,679 shares of Common Stock. Pursuant to the terms of the Registration Rights Agreement dated as of March 5, 1998 (the "Phoenix Power Registration Rights Agreement") entered into among Maxwell and certain stockholders of Phoenix Power, the Company agreed to file this Registration Statement with respect to the sale of Common Stock by those stockholders who were a party to the Phoenix Power Registration Rights Agreement.

        On March 24, 1998 (the "MAP-Micro Closing Date"), Maxwell completed the acquisition of MAP-Micro and affiliated companies, pursuant to the terms of the Share Exchange Deed (the "MAP-Micro Purchase Agreement") dated March 24, 1998 by and among the stockholders of MAP-Micro and Maxwell and to certain other related documents and agreements involving minority stockholders of companies affiliated with MAP-Micro. In connection with such Agreements, Maxwell delivered to certain stockholders of MAP-Micro and affiliated companies an aggregate of 290,076 shares of Common Stock. Pursuant to the terms of the Registration Rights Agreement entered into in connection with such purchase agreement (the "MAP-Micro Registration Rights Agreements") entered into among Maxwell and certain stockholders of MAP-Micro and affiliated companies, the Company agreed to file this Registration Statement with respect to the sale of Common Stock by those stockholders who were a party to said Registration Rights Agreements.

        On December 31, 1998 (the "KD Components Closing Date"), Maxwell completed the acquisition of KD Components, pursuant to the terms of the Stock Purchase Agreement (the " KD Components Purchase Agreement") dated December 31, 1998 by and among the stockholders of KD Components and Maxwell. In connection with such KD Components Purchase Agreement, Maxwell delivered to the stockholders of KD Components an aggregate of 144,566 shares of Common Stock. Pursuant to the terms of the Registration Rights Agreement entered into in connection with such purchase agreement (the "KD Components Registration Rights Agreements") entered into among Maxwell and the stockholders of KD Components, the Company agreed to file this Registration Statement with respect to the sale of Common Stock by those stockholders who were a party to said Registration Rights Agreements.

        Pursuant to the terms of each of the TSI, Phoenix Power, MAP-Micro and KD Components Registration Rights Agreements, the Company and the Selling Stockholders have agreed to certain indemnity and contribution provisions between the Company and the Selling Stockholders against certain liabilities arising under the securities laws. The Company has agreed to bear certain expenses in connection with the registration of the Shares offered hereby.

        The following table sets forth, with respect to the Selling Stockholders, the number of shares of Common Stock owned by each Selling Stockholder prior to this offering and the number of shares of Common Stock offered for each Selling Stockholder's account.


                                          NUMBER OF                     PERCENTAGE OF
                                           SHARES           NUMBER OF      SHARES
                                        BENEFICIALLY         SHARES      BENEFICIALLY
NAME OF BENEFICIAL OWNER(1)                OWNED             OFFERED       OWNED(1)
---------------------------             ------------        ---------   -------------
Jeffrey M. Day(2) ...............          50,598             16,800         *
Michael W. Day(2) ...............          93,698             31,200         *
Carol Goodridge .................           5,000(3)           5,000         *
Paul Goodridge(2) ...............         135,785(3)         135,788         1.5%
Steven W. Johnson(2) ............           7,437              1,379         *
Brian P. King ...................           7,511              1,679         *
Kenneth C. Maki (2) .............          15,149              1,244         *
Hamid Nekouie ...................           5,194              5,194         *
Jacqueline Ponsford .............           5,000(4)           5,000         *
Mark Ponsford(2) ................         135,788(4)         135,788         1.5%
Stanley J. Weinberger, Jr .......          23,443              6,445         *
Hassan Yarpezeshkan(2) ..........          77,906             74,351         *

----------
  *     Amount represents less than 1% of the Common Stock.

(1) Information with respect to beneficial ownership is based on information furnished to the Company by each stockholder included in the table or included in filings with the Securities and Exchange Commission. The Company believes that each individual person has sole voting and investment power for shares beneficially owned by him, subject to community property laws where applicable.

(2)     The stockholder is an employee of the Company.

(3) Carol Goodridge and Paul Goodridge are married. Each disclaims beneficial ownership of the Shares held by the other.

(4) Jacqueline Ponsford and Mark Ponsford are married. Each disclaims beneficial ownership of the Shares held by the other.

        The Shares may be offered from time to time by the Selling Stockholders named above. However, such Selling Stockholders are under no obligation to sell all or any portion of such Shares, nor are the Selling Stockholders obligated to sell any such Shares immediately under this Prospectus. Because the Selling Stockholders may sell all or part of their shares of Common Stock offered hereby, no estimate can be given as to the number of shares of Common Stock that will be held by any Selling Stockholder upon termination of any offering made hereby.

                              PLAN OF DISTRIBUTION

        The Shares are being registered to permit sales of the Shares by the Selling Stockholders from time to time for 90 days following the effective date of the Registration Statement of which this Prospectus is a part, or until such time as all Shares are sold or disposed of. The Company has agreed, among other things, to bear certain expenses in connection with the registration and sale of the Shares, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, National Association of Securities Dealers, Inc., stock exchange and qualification fees, fees and disbursements of counsel for the Company and of independent certified public accountants of the Company (including the expenses of any special audit required by or incident to such performance), the fees of one counsel and one accountant representing the Selling Stockholders in connection with the registration and sale of the Shares, expenses of any underwriters that are customarily requested in similar circumstances by such underwriters (excluding discounts, commissions or fees of underwriters, selling brokers, dealer managers or similar securities industry professionals relating to the distribution of the Shares, which will be borne by the Selling Stockholders).

        The Shares may be sold from time to time to purchasers directly by any or all of the Selling Stockholders., or by one of their immediate family members or a charitable institution that is the beneficiary of a gift from a Selling Stockholder. Alternatively, the Selling Stockholders may from time to time offer the Shares to or through underwriters, brokers, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders or the purchasers of such securities for whom they may act as agents. The Selling Stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, brokers, dealers and agents also may be customers of, engage in transactions with, or perform other services for Maxwell and its affiliates in the ordinary course of business.

        Any distribution hereunder of the Shares by the Selling Stockholders may be effected from time to time in one or more of the following transactions:
        (a)on the Nasdaq National Market, or through broker-dealers acting as principal or agent, in transactions (which may involve crosses or block transactions), in special offerings, or in the over-the-counter market, or otherwise, at market prices obtainable at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, (b) to underwriters who will acquire shares of Common Stock for their own account and resell such shares in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time), (c) directly or through brokers or agents in private sales at negotiated prices (including without limitation, pursuant to Rule 144 under the Securities Act), (d) by distributions or dispositions to shareholders or partners or other persons affiliated or associated with one or more of the Selling Stockholders or with Maxwell or one of its affiliates, (e) to lenders pledged as collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure, if any, thereunder, (f) through the writing of options or other derivative instruments (whether listed on an exchange or otherwise) and pursuant to exercise, conversion, exchange, distribution on or similar delivery in respect of a derivative security or instrument relating to some or all of such Common Stock, (g) pursuant to a stock lending or repurchase or reverse repurchase transaction, or (h) by any other legally available means. Also, offers to purchase the Common Stock may be solicited by agents designated by the Selling Stockholders from time to time. The Registration Statement and this Prospectus shall cover any such sale and resale. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. To the extent required, the specific amount of Common Stock to be sold, the purchase price and public offering price, the names of any resale agent, dealer or underwriter, and the terms and amount of any applicable commission or discount with respect to a particular offer will be set forth in a Prospectus Supplement and/or post-effective amendment to the Registration Statement of which this Prospectus constitutes a part.

        In order to comply with the securities laws of certain states, if applicable, the Common Stock will be sold hereunder in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the

Common Stock may not be sold hereunder unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

        The Company is not aware of any existing arrangements between any Selling Stockholder, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Shares.

        Some of the Selling Stockholders may sell shares identified in this Prospectus without registration or delivery of a prospectus in transactions permitted by Rule 144 under the Securities Act and in compliance with that rule.

        The Selling Stockholders will be indemnified by the Company, to the extent permitted by law, against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith, subject to certain limitations. The Company, at its request, will be indemnified by the Selling Stockholders, to the extent permitted by law, against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith, subject to certain limitations.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

        The Company's authorized capital stock consists of 40,000,000 shares of Common Stock, $.10 par value. As of February 28, 1999, there were 9,546,224 shares of Common Stock outstanding, excluding shares issuable upon the exercise of outstanding options to purchase an aggregate of 1,135,603 shares of Common Stock held by employees, management and directors. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. There is no cumulative voting for the election of directors. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment to all creditors. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. All of the outstanding shares of Common Stock are, and the shares being offered hereby will upon issuance and sale be, fully paid and nonassessable.

        The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C.

COMMON STOCK RIGHTS

        On June 20, 1989, the Board of Directors of Maxwell declared a dividend distribution of one Right for each outstanding share of its common stock, par value $.10 per share (the "Common Stock"), to stockholders of record at the close of business on June 30, 1989. Each Right entitles the registered holder to initially purchase from the Company one-half of a share of Common Stock at a purchase price of $32.50 per one-half share (the "Purchase Price"), since adjusted to $16.25 per one-half share. The description and terms of the Rights are set forth in a rights agreement, as amended (the "Rights Agreement") between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.

        In general, the Rights become exercisable or transferable only upon the occurrence of certain events related to changes in ownership of the Common Stock. Once exercisable, each Right entitles its holder initially to purchase from the Company one-half of a share of Common Stock at a purchase price of $16.25 per one-half share. The Rights become exercisable upon the earlier of the close of business on (i) the tenth day following public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or generally obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Common Stock (the "Stock Acquisition Date"), or (ii) the tenth business day following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of such outstanding shares of Common Stock. Upon the occurrence of certain other events related to changes in the ownership of the Common Stock, each holder of a Right would be entitled to purchase shares of the Common Stock, or an acquiring corporation's common stock, having a market value equal to four times the exercise value of the Right. However, Rights are not exercisable following the occurrence of any of the events set forth above until such time as the Rights are no longer redeemable by the Company as set forth below.

        The Rights expire at the close of business on June 20, 1999, unless earlier redeemed by the Company. At any time until the close of business on the tenth business day following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (payable in cash, Common Stock or other consideration deemed appropriate by the Board of Directors). After the redemption period has expired, the Company's right of redemption may be reinstated if an Acquiring Person reduces his beneficial ownership to 10% or less of the outstanding shares of Common Stock in a transaction or series of transactions not involving the Company. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price. The Rights, if exercised, will cause a substantial dilution to the equity interest in Maxwell to a person's or group's ownership interest in the Company's Common Stock that attempts to acquire the Company on terms not approved by the Company's Board of Directors. See "Risk Factors-- Anti-Takeover Provisions."



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

ADDITIONAL ANTI-TAKEOVER PROVISIONS

        The provisions of the Company's certificate of incorporation and bylaws having possible "anti-takeover" effects are those that: (i) form a classified Board of Directors with staggered terms of office, eliminate cumulative voting and permit the removal of directors only for cause; (ii) impose supermajority shareholder vote or disinterested director approval requirements in connection with certain mergers, acquisitions and other business combinations, unless specified minimum price and procedural requirements are satisfied in the proposed transaction (a "fair price provision"); (iii) eliminate the right of stockholders to call special stockholders' meetings and limit their right to take action without a meeting by written consent and (iv) impose supermajority shareholder vote or disinterested director approval requirements for amendments to a number of provisions in the Company's charter documents, including the provisions described in clauses (i) through (iii) above.

        In general, the fair price provisions may have the effect of requiring payment in cash for shares of Common Stock by an acquiror having accumulated 10% or more of the Common Stock at a price no less than the highest market price of the Common Stock within a recent date. Such a 10% or more stockholder must also meet certain procedural requirements intended to prevent accumulations of additional stock below the fair price.

DELAWARE LAW

        The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless either (i) prior to the date at which the person becomes an interested stockholder, the Board of Directors approves such transaction or business combination; (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of such transaction or (iii) the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent). A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to such interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

                                  LEGAL MATTERS

        The validity of the Common Stock in respect of which this Prospectus is being delivered will be passed on for the Company by Riordan & McKinzie, a Professional Corporation, Los Angeles, California. A principal of Riordan & McKinzie owns 6,625 shares of Common Stock.

                                     EXPERTS

        The consolidated financial statements of Maxwell Technologies, Inc. appearing in Maxwell Technologies, Inc.'s Annual Report (Form 10-K) for the year ended July 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Space Electronics, Inc. incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.



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